Exhibit 1.2

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1

Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

July 14, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 Annual General Meeting of Shareholders of ChipMOS TECHNOLOGIES (Bermuda) LTD. We will hold the meeting on August 28, 2015 at 10:00 a.m., Taipei time, at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, Republic of China. We hope that you will be able to attend.

You will find set forth below, the business expected to come before the Annual General Meeting, our Proxy Statement, a form of proxy card and a copy of our 2014 Annual Report. At this year’s Annual General Meeting, the agenda includes proposals relating to the re-election of directors and appointment of our independent auditors to hold that office until the next annual general meeting.

Our Board of Directors recommends that you vote “FOR” each of these proposals.

Your vote is very important to us. Whether or not you plan to attend the Annual General Meeting in person, your shares should be represented and voted. After reading the Proxy Statement, please submit your proxy by the internet or by marking, signing and dating your proxy card and return it in the enclosed self-addressed envelope by following the procedures provided on your Notice Card. Submitting the proxy either by internet or by mail before the Annual General Meeting will not preclude you from voting in person at the Annual General Meeting should you decide to attend.

You may access the Notice of 2015 Annual General Meeting of Shareholders, the Proxy Statement, other proxy materials and the 2014 Annual Report on the internet at http://www.envisionreports.com/IMOS. You may choose to request paper copies of the Proxy Statement, 2014 Annual Report and Proxy Card by calling 1-866-641-4276, by email at investorvote@computershare.com (you must reference your number located in the shaded bar in your Notice Card in your email), or via internet at http://www.envisionreports.com/IMOS.

Sincerely

/s/ Yu-Chiao Su
Yu-Chiao Su
Secretary
Hsinchu, Taiwan

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1

Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

Notice of 2015 Annual General Meeting of Shareholders

July 14, 2015

The 2015 Annual General Meeting of Shareholders of ChipMOS TECHNOLOGIES (Bermuda) LTD. (the “Company”) will be held at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, Republic of China, on August 28, 2015, at 10:00 a.m., Taipei time, for the following purposes:

1.	to receive the financial statements of the Company for the fiscal year ended December 31, 2014 and the auditors’ report thereon;

2.	to re-elect to the Board of Directors of the Company (the “Board”) Messrs. Hsing-Ti Tuan, Yeong-Her Wang and Shou-Kang Chen as directors for three-year terms;

3.	to approve the appointment of PricewaterhouseCoopers, Taiwan as the independent auditors of the Company with effect from the close of the annual general meeting to hold office until the close of the next annual general meeting and authorize the Audit Committee of the Company to determine their remuneration; and

4.	to transact such other business as may properly come before the Annual General Meeting.

Additional information regarding the matters to be acted on at the Annual General Meeting can be found in the Proxy Statement. All holders of record of the Company’s common shares, par value US$0.04 per share (the “Common Shares”) on June 29, 2015 will be entitled to attend and vote at the Annual General Meeting. A notice card (the “Notice Card”) has been sent on or about July 14, 2015 to all holders of record of the Common Shares at the close of business on June 29, 2015, New York time. The Notice Card contains information on the website address where this Notice of 2015 Annual General Meeting of Shareholders, the Proxy Statement, other proxy materials and the 2014 Annual Report can be accessed or how you may obtain paper copies of these documents.

By Order of the Board of Directors,

/s/ Yu-Chiao Su
Yu-Chiao Su
Secretary
Hsinchu, Taiwan

PLEASE SUBMIT YOUR PROXY VIA THE INTERNET AS PROVIDED ON THE PROXY CARD NO LATER THAN AUGUST 26, 2015, 11:59 P.M., NEW YORK TIME (AUGUST 27, 2015, 11:59 A.M., TAIPEI TIME).

ALTERNATIVELY, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN A PAPER COPY OF THE PROXY CARD BY MAIL SO IT IS RECEIVED NO LATER THAN AUGUST 26, 2015, 11:59 P.M., NEW YORK TIME (AUGUST 27, 2015, 11:59 A.M., TAIPEI TIME).

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1

Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

August 28, 2015

INTRODUCTION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of ChipMOS TECHNOLOGIES (Bermuda) LTD., a company incorporated under the laws of Bermuda (the “Company”), to be used at the 2015 Annual General Meeting of Shareholders of the Company (the “Annual General Meeting”) to be held at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, Republic of China, on August 28, 2015, at 10:00 a.m., Taipei time, and at any adjournments or postponements of the Annual General Meeting. The notice card (the “Notice Card”) with instruction for submitting proxies for voting at the Annual General Meeting is first being sent to shareholders on or about July 14, 2015.

The Board of Directors has established June 29, 2015 (the “Record Date”) as the date used to determine those record holders and beneficial owners of the Company’s common shares, par value US$0.04 per share (the “Common Shares”) to whom the Notice Card will be sent. On the Record Date, there were 28,524,803 Common Shares issued and outstanding.

If you properly cast your vote by following the appropriate procedures set forth in your Notice Card for submitting your proxy by internet or by executing and returning the proxy card by mail, and your proxy is not subsequently revoked, your vote will be voted in accordance with your instructions. If you submit your proxy by internet or execute and return the proxy card by mail, but do not give instructions as to how to vote, your proxy will be voted “FOR” each proposal described in this Proxy Statement and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual General Meeting.

A shareholder may revoke an executed proxy before it is exercised by giving written notice revoking the proxy to the Secretary of the Company, by subsequently filing another proxy bearing a later date or by attending the Annual General Meeting and voting in person. A vote cast in accordance with the instructions of a proxy shall be valid notwithstanding (i) the death or unsoundness of mind, subsequent to the execution of the proxy but prior to the Annual General Meeting, of the shareholder who executes the proxy, or (ii) revocation of the proxy, if no written instrument setting forth such death, insanity or revocation shall have been received by the Company at its office as specified in the Notice Card no later than one hour prior to the commencement of the Annual General Meeting or any adjournments or postponements of the Annual General Meeting. Attending the Annual General Meeting in person without further action such as voting in person or withdraw proxy in person will not automatically revoke your proxy.

Quorum and Voting Requirements

At least two shareholders present in person or by proxy and holding Common Shares representing in the aggregate at least 50% of the total voting rights of all shareholders that have the right to vote at the Annual General Meeting and are entitled to vote, will constitute a quorum for the transaction of business at the Annual General Meeting.

The affirmative vote of the holders of a majority of the outstanding Common Shares present in person or by proxy and entitled to vote at the Annual General Meeting is required to approve all proposals.

When an eligible voter attends the meeting but decides not to vote, his or her decision not to vote is called an “abstention.” Properly executed proxy cards that are marked “abstain” on any proposal will be treated as abstentions for that proposal. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker does not receive voting instructions from the beneficial owner, and (ii) the broker lacks discretionary authority to vote the shares. Abstentions and broker non-votes will not be treated as votes cast, and therefore neither abstentions nor broker non-votes will impact the outcome of this proposal.

Computershare Inc. will tabulate votes cast by proxy either by internet or by mail for the Annual General Meeting and a representative of Computershare Inc. will tabulate votes cast in person at the Annual General Meeting.

Expenses of Solicitation

The Company will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual General Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of the Company or its affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. The Company will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with applicable rules.

Annual Report

The Company’s annual report for the year ended December 31, 2014 (the “2014 Annual Report”) is available on the internet at http://www.envisionreports.com/IMOS. You may also obtain a paper copy without charge by writing to: ChipMOS TECHNOLOGIES (Bermuda) LTD., No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, Republic of China, Attn: Investor Relations. The Company’s 2014 Annual Report is also available through the website of the Company at http://www.chipmos.com and also the Securities and Exchange Commission website https://www.sec.gov/edgar.shtml. The Company’s 2014 Annual Report does not constitute proxy soliciting material.

Proposal No. 1. Re-election of Directors

Introduction

The Board of Directors of the Company (the “Board of Directors”) is divided into three classes. At each annual general meeting of shareholders, a class of directors is elected for a term expiring at the annual general meeting of shareholders in the third year following the year of its election. Each director will hold office until his or her qualified successor has been duly elected and/or the director’s earlier resignation or removal.

The Board of Directors proposes the re-election as directors of Messrs. Hsing-Ti Tuan, Yeong-Her Wang and Shou-Kang Chen to hold office for a three-year term ending at the annual general meeting of shareholders to be held in 2018. While the Board of Directors does not anticipate that any of the nominees will be unable to stand for re-election as a director at the Annual General Meeting, if that is the case, proxies will be voted in favor of such other person or persons designated by the Board of Directors.

Nominees for Re-election to the Board of Directors for a Three-Year Term Expiring in 2018

Messrs. Hsing-Ti Tuan, Yeong-Her Wang and Shou-Kang Chen are currently members of the Board of Directors and are the nominees for re-election to the Board of Directors for a three-year term expiring in 2018. Set forth below is information regarding the nominees, which was furnished by them for inclusion in this Proxy Statement.

Hsing-Ti Tuan has served as a member of the Board of Directors since August 2000. Mr. Tuan was the executive vice president of ProMOS Technologies Inc. in charge of R&D from 2005 to 2010. Mr. Tuan was the president of Mosel Vitelic Corp., USA from 1994 to 2009. Mr. Tuan was the acting president of Mosel Vitelic Inc. from November 2004 to December 2005 and previously served as the executive vice president of their research and development division. He was also the vice president of Mosel Vitelic Inc. from 1992 to 1996. Mr. Tuan holds a master’s degree in electrical engineering from Utah State University and a bachelor’s degree in electrical engineering from National Cheng Kung University in Taiwan.

Yeong-Her Wang has served as a member of the Board of Directors since July 2004 and a member of the Board of Directors of ChipMOS TECHNOLOGIES INC. He has been a professor in the Department of Electrical Engineering of National Cheng Kung University since 1992. He serves as the vice president of National Applied Research Laboratories between 2007 and 2012. He was also an associate dean of the College of Engineering between 1999 and 2003, chairman of the Department of Electrical Engineering between 1996 and 1999, associate director of the Department of Electrical Engineering between 1993 and 1996 and director of the Electrical Factory, College of Engineering of National Cheng Kung University between 1995 and 1996. He has been the independent director of Darfon Electronic Corp. and Giga Solution Tech Co. since 2006 and 2007, respectively. Mr. Wang holds Ph.D., master’s and bachelor’s degrees from National Cheng Kung University in Taiwan.

Shou-Kang Chen has served as a member of the Board of Directors since June 2005. He has served as the Company’s chief financial officer, investor relations officer and head of the finance and accounting management center of ChipMOS TECHNOLOGIES INC. since 2002. He was the head of strategy development department of the Company from 2000 to 2001. He was the department head of the quality lab of ChipMOS TECHNOLOGIES INC. from 1998 to 2000. Mr. Chen holds a bachelor’s degree in mining and petroleum engineering and a master of science degree and a Ph.D. degree from the graduate school of mining, metallurgy and material science of National Cheng Kung University in Taiwan.

The Board of Directors recommends a vote “FOR” the re-election of each of Messrs. Hsing-Ti Tuan, Yeong-Her Wang and Shou-Kang Chen to the Board of Directors to hold office for a three-year term ending at the annual general meeting of shareholders to be held in 2018.

Directors Currently in Office

Set forth below is information regarding the directors of the Company who are currently in office (other than Messrs. Hsing-Ti Tuan, Yeong-Her Wang and Shou-Kang Chen whose information are set forth above) which was furnished by them for inclusion in this Proxy Statement.

Shih-Jye Cheng has served as a member of the Board of Directors and chief executive officer since our inception. He became the Company’s chairman in May 2004. He is the sibling of President of ChipMOS U.S.A. Inc., Mr. Steve Cheng and was the Company’s deputy chairman from the Company’s inception to May 2004. He has also served as a director and president of ChipMOS TECHNOLOGIES INC. since 1997, the chairman of ChipMOS TECHNOLOGIES INC. since June 2003, the chairman of ThaiLin Semiconductor Corp. from 2002 to 2013. He was a director of Syntax-Brillian Corporation from November 2005 to June 2008, the chairman of ChipMOS TECHNOLOGIES (Shanghai) LTD. from 2002 to June 2005, the chairman of CHANTEK ELECTRONIC CO., LTD. from 2002 to November 2005, the chairman of ChipMOS Logic TECHNOLOGIES INC. from January 2004 to November 2005, the chairman of Advanced Micro Chip Technology Co., Ltd. from 2003 to April 2004 and a director of Ultima Electronics Corp. from 2000 to June 2003. He was a division head of the back-end operation of Mosel Vitelic Inc. from 1992 to 1997. Mr. Cheng has a master’s degree in business administration from Saginaw Valley State University. Mr. Cheng was indicted by the Taipei District Prosecutor’s Office for matters relating to the purchase by ChipMOS TECHNOLOGIES INC. and ThaiLin Semiconductor Corp. of certain repurchase notes in 2004. Mr. Cheng was found not guilty by the Taipei District Court on October 1, 2007 and by the High Court on September 3, 2013. The The Taiwan High Court’s Prosecutor’s Office filed a petition for appeal against the High Court’s decision on September 18, 2013. Mr. Cheng was confirmed not guilty by Taiwan’s Supreme Court on August 7, 2014. The Supreme Court’s ruling is not subject to appeal and the litigation closed. For more information, please see the Company’s annual report on Form 20-F for the year ended December 31, 2014 under “Item 6. Directors, Senior Management and Employees—Special Committee”.

Antonio. R. Alvarez has served as a member of the Board of Directors from July 2005. Mr. Alvarez served as the chief operating officer of Aptina Imaging from August 2012 until its acquisition by On Semiconductor in August 2014. Prior to that he was the chief operating officer of Advance Analogic Technology from October 2011 until its acquisition by Skyworks in January 2012, and president and chief executive officer of Leadis Technology Inc. from November 2005 to January 2009. He was senior vice president and general manager of the memory products division of Cypress Semiconductor Corporation from 1998 to July 2005, and senior vice president of research and development from 1991 to 2001. He holds master’s and bachelor’s degrees in electrical engineering from Georgia Institute of Technology, where he is a member of the advisory board of the Electrical Engineering Department. He is a member of the Institute for Electrical and Electronic Engineers. Mr. Alvarez also serves on the Board of Sun-Edison Corporation since 2012 and Sun-Edison Semiconductor since 2014.

Chin-Shyh Ou has served as a member of the Board of Directors since August 2008. He has been the Company’s deputy chairman since August 2010. He has served as a director of ChipMOS TECHNOLOGIES INC. since June 2007. Mr. Ou joined the National Chengchi University as an associate professor in 1993 and a professor in 1997. In 1998, he joined National Chung Cheng University as a professor and the chairman of the Department of Accounting. He led a project to establish the Graduate Institute of Accounting and Information Technology at National Chung Cheng University in 1999. Mr. Ou earned a master degree in Public Policy and Management from Carnegie Mellon University, and a Ph.D. degree in Business Administration (Accounting) from the University of Minnesota. Mr. Ou holds several professional licenses and qualifications, including U.S. Certified Public Accountant and Certified Internal Auditor.

John Yee Woon Seto has served as a member of the Board of Directors since August 2010. He was a member of Board of Directors of the Company from August 2000 to May 2004. Dr. Seto was a founder and senior vice president of operation and strategic planning of Vitelic Corporation U.S.A. He served as the executive vice president of the business group of Mosel Vitelic Inc. from 1995 to 2005. He was a director of Mosel Vitelic Inc. from 1999 to 2008. He served on the board of directors in a number of companies, such as ProMOS Technologies Inc. and Advanced Analogic Technologies Inc. He has been the president and CEO of International Capture Tech Co LTD since 2006. He holds a Ph.D. in electrical engineering from University of California at Berkeley.

Chao-Jung Tsai has served as a member of the Board of Directors since November 2004. Mr. Tsai was a director of ChipMOS TECHNOLOGIES INC. from January 2001 to December 2005, as a representative of Siliconware Precision Industries Co., Ltd., where he was a director from June 2005 to December 2009 and served as a supervisor from June 2002 to June 2005. He was also a supervisor of Phoenix Precision Technology Co. Ltd. from June 2005 to December 2009. He was previously president of Grand Cathay Securities Co., Ltd. and assistant vice president of China Trust Commercial Bank Co., Ltd. Mr. Tsai received his bachelor’s degree in statistics from National Cheng Kung University and master’s degree in management of technology from National Chiao Tung University in Taiwan. He holds Taiwan CPA and CFA licenses.

Rong Hsu was appointed by the Board of Directors on October 1, 2008 to fill the vacancy from Mr. Takaki Yamada’s resignation. He has served as a member of the Board of Directors of the Company from July 2005 to August 2008. He has been the director of Device Integration, QMT since February 2009. He has been the vice president of Spatial Photonics Inc. since May 2006. He was a founder of eLCOS Microdisplay Technology Group where he was the president from April 2001 to December 2005, senior director of operations at Aurora Systems Co. from 1999 to March 2001, director of manufacturing for micro-display systems and testing at S-Vision Co. from 1996 to 1999, manager of manufacturing at nCHIP Co. from 1991 to 1996, research engineer at Lawrence Livermore National Laboratory from 1988 to 1991 and senior engineer at Intel Corporation from 1982 to 1988. He has a doctorate degree in material engineering from the University of Maryland, a master’s degree in material science from Brown University and a bachelor’s degree in mechanical engineering from National Taiwan University. He is a founding member and senior advisor of the Chinese American Semiconductor Professional Association.

Board of Directors’ Meetings and Committees

Board of Directors’ Meeting

The Board of Directors held seven meetings during the year ended December 31, 2014.

Audit Committee

Messrs. John Yee Woon Seto, Chin-Shyh Ou and Yeong-Her Wang are currently the members of the Audit Committee. Under the Charter of the Audit Committee adopted on February 28, 2001 and amended on May 14, 2004, December 21, 2004, August 27, 2009, August 31, 2012 and May 24, 2013, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s external auditors or any other public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services;

•	oversees the Company’s accounting principles and policies, financial reporting and internal control over financial reporting, internal audit controls and procedures, financial statements and independent audits;

•	meets with management, the Company’s external auditors and, if appropriate, the head of the auditing department to discuss audited financial statements, audit reports or other communications, including, without limitation, any audit problems or difficulties relating to the Company’s financial statements, any major issues regarding accounting principles and the adequacy of the Company’s internal control over financial reporting;

•	pre-approves, or adopts appropriate procedures to pre-approve all audit and non-audit services, if any, provided to the Company by its external auditors;

•	establishes the Company’s internal complaints procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission thereof by the Company’s employees;

•	evaluates the independence of and discuss with management the timing and process for implementing the rotation of the audit partners of the outside auditors; and

•	reviews and approves all the Company’s related party transactions.

Set forth below is the report of the Audit Committee delivered with respect to the financial statements of the Company for the year ended December 31, 2014.

ChipMOS TECHNOLOGIES (Bermuda) LTD.

AUDIT COMMITTEE REPORT

The role and function of the Audit Committee is to assist the Board of Directors in its oversight of (i) the Company’s accounting and financial reporting principles and policies, internal audit controls and procedures and compliance with legal and regulatory requirements; (ii) the integrity of the Company’s financial statements and the independent audit thereof; and (iii) the external auditors, including evaluating the qualifications, independence and performance of and, where deemed appropriate, the replacement of the external auditors. The Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviewing, if requested, the Company’s interim financial statements, annually auditing Management’s assessment of the effectiveness of internal control over financial reporting, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with Management and the external auditors. The Audit Committee has also discussed with the external auditors the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”) as currently in effect. Finally, the Audit Committee has received a written confirmation from the external auditors required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and confirmations from Management with respect to non-audit services provided by the auditors, has considered whether the provision of non-audit services by the external auditors to the Company is compatible with maintaining auditor independence and has discussed with the auditors regarding independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by Management and the external auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that Management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 to be filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

CHIPMOS TECHNOLOGIES (BERMUDA) LTD.

Chin-Shyh Ou

John Yee Woon Seto

Yeong-Her Wang

March 11, 2015

Compensation Committee

Messrs. Antonio R. Alvarez, John Yee Woon Seto and Rong Hsu are currently the members of the Compensation Committee. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the compensation of all the directors and executive officers of the Company on at least an annual basis.

The Compensation Committee was established on February 28, 2001.

Compensation of Directors and Executive Officers

The aggregate compensation paid in 2014 to the directors and executive officers of the Company, including cash and accrued pension payable upon retirement, was approximately NT$198 million (US$6 million). In 2014, the Company granted options to purchase 173,700 of the Common Shares to the directors and executive officers as set forth in the table below. These options will vest over a period of four years, with an equal proportion vesting on each of August 31 and December 31, 2015, 2016, 2017 and 2018, except for certain options granted on August 31, 2014 that vested on August 31, 2015.

Number of common shares issuable upon exercise of options	Expiration date	Exercise price (US$)	Considerations paid for options
9,800	August 31, 2020	20.3405	None
118,000	August 31, 2020	20.3405	None
8,400	December 31, 2020	19.8220	None
37,500	August 31, 2024	20.3405	None

The Company did not set aside any money for pension, retirement or similar benefits for the directors of the Company in 2014. The Company does not provide the directors of the Company with any benefits upon termination of employment.

Nominations Committee

Messrs. Yeong-Her Wang, Rong Hsu and Chin-Shyh Ou are currently the members of the Nominations Committee. Under the Charter of the Nominations Committee adopted on August 26, 2005, the Nominations Committee:

•	identifies individuals qualified to become members of the Board of Directors, selects or recommends nominees to the Board of Directors and, in the case of a vacancy of a director, recommends to the Board of Directors an individual to fill such vacancy;

•	develops and recommends to the Board of Directors standards to be applied in making determinations as to the absence of material relationships between the Company and a director;

•	identifies members of the Board of Directors qualified to fill vacancies on any committee thereof and recommends the appointment of the identified member(s) to the respective committee;

•	assists the Company’s management in the preparation of the disclosure in the Company’s annual proxy statement regarding the operations of the nominations committee; and

•	performs any other duties or responsibilities expressly delegated to the nominations committee by the Board of Directors from time to time relating to the nomination of members of the Board of Directors and any committee thereof.

The Nominations Committee was established on May 14, 2004.

Executive Officers

The following table sets out the names of each executive officer, and such person’s age and position with the Company. The business address for the executive officers of the Company is No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, Republic of China.

Name	Age	Position
Shih-Jye Cheng	56	Chairman /Chief Executive Officer

Shou-Kang Chen	53	Chief Financial Officer

Carl Lei	51	Acting President of ChipMOS TECHNOLOGIES (Shanghai) LTD.

Lafair Cho	52	Chairman and President of ThaiLin Semiconductor Corp.

Li-Chun Li	58	Chief Operating Officer

Steve Cheng	52	President of ChipMOS U.S.A., Inc.

Vincent Hsu	46	Vice President, LCDD Production Group

Michael Lee	49	Vice President, Wafer Bump Production Group

Ivan Hsu	49	Vice President, Memory Production Group

Jesse Huang	48	Vice President, Assembly Production Group

David W. Wang	65	Vice President, Strategy and Investment Relations

Edward Lee	54	Vice President, I.T.M. Center

Jennifer Chen	46	Vice President, Human Resource Management Center

Wan-Hua Wu	53	Vice President, New Product Development Management Center

D.Y. Tsai	44	Vice President, QRA Center

C.F. Huang	50	Vice President, Wafer Sort Production Group

Leo Lin	46	Account Vice President, Sales Account Division, Business Management Center

Paul Yang	46	Executive Vice President of ThaiLin Semiconductor Corp.

Set forth below is information regarding Executive Officers of the Company who are currently in office which was furnished by them for inclusion in this Proxy Statement.

Shih-Jye Cheng see “Proposal No. 1. Re-election of Directors—Directors Currently in Office”.

Shou-Kang Chen see “Proposal No. 1. Re-election of Directors— Nominees for Re-election to the Board of Directors for a Three-Year Term Expiring in 2018”.

Carl Lei has served as the acting president and vice president of assembly and testing operations of ChipMOS TECHNOLOGIES (Shanghai) LTD. since July 2010. Mr. Lei was the deputy director of Backend Operation of ProMOS Technologies Inc. from 2004 to 2010 and product manager of Mosel Vitelic Inc. from 1998 to 2003. Mr. Lei received his bachelor’s degree from Feng Chia University in Taiwan.

Lafair Cho has served as ThaiLin Semiconductor Corp.’s chairman since June 17, 2013, the president since December 1, 2003 and a director since December 30, 2002. He was vice president of ThaiLin Semiconductor Corp. from February 1, 2003 to November 30, 2003. He has also served as vice president of the memory production group of ChipMOS TECHNOLOGIES INC. from July 2003 to August 2004 and as a director of ChipMOS TECHNOLOGIES INC. from October 2003 to June 2007. He served as a deputy assistant vice president of the IC testing division of ChipMOS TECHNOLOGIES INC. from April 2000 to December 2001 and as an assistant vice president of the IC testing division of ChipMOS TECHNOLOGIES INC. from January 2002 to January 2003. He served as manager of production material control of Mosel Vitelic Inc. from 1993 to 1997. He holds a master’s degree in industrial management from National Cheng Kung University in Taiwan.

Li-Chun Li has served as the Chief Operating Officer of ChipMOS TECHNOLOGIES INC. since January 2010. Prior to joining ChipMOS TECHNOLOGIES INC., he served as vice president of the Product Engineering group in Mosel-Vitelic (U.S.A.) and ProMOS Technologies Inc. from 2003 to 2009, and vice president of product development in Mosel-Vitelic (U.S.A.) and Mosel-Vitelic (Taiwan) from 1992 to 2003. Mr. Li received a bachelor’s degree in electrical engineering from the University of California, Berkeley.

Steve Cheng is the sibling of the Company’s director, chairman and chief execute officer, Mr. Shih-Jye Cheng and has served as the president of ChipMOS U.S.A., Inc. since August 2008. Mr. Cheng has served as the director of Finance and Administration in ChipMOS U.S.A., Inc. since July 2004. He has been serving in ChipMOS U.S.A., Inc. since November 1999. He received a bachelor’s degree in business banking and insurance from Feng Chia University in Taiwan.

Vincent Hsu has served as ChipMOS TECHNOLOGIES INC.’s vice president of LCDD production group since March 2012. He was assistant vice president of ChipMOS TECHNOLOGIES INC. from 2007 to 2012. He received a master’s degree in Electrical Engineering from National Sun Yat-sen University in Taiwan.

Michael Lee has served as ChipMOS TECHNOLOGIES INC.’s vice president of wafer bump production group since November 2011 and vice president for wafer sort business group since June 2004. He was assistant vice president of ChipMOS TECHNOLOGIES INC. from 2003 to 2004. Mr. Lee received a master’s degree from National Chiao Tung University in Taiwan.

Ivan Hsu has served as ChipMOS TECHNOLOGIES INC.’s vice president of memory production group since December 2004. He was ChipMOS TECHNOLOGIES INC.’s assistant vice president from 2003 to 2004 and deputy assistant vice president from 2002 to 2003. Mr. Hsu received a bachelor’s degree from Feng Chia University in Taiwan.

Jesse Huang has served as ChipMOS TECHNOLOGIES INC.’s vice president of assembly production group since April 2007. He was the assistant vice president of assembly engineering division formerly. He received a bachelor’s degree in Physics from Soochow University in Taiwan.

David W. Wang has served as ChipMOS TECHNOLOGIES INC.’s vice president of strategy and investor relations since May 2013. He joined ChipMOS TECHNOLOGIES INC. as vice president of strategy and development center in 2007. Prior to joining ChipMOS TECHNOLOGIES INC., he was the vice president of Fibera, Inc. from 2001 to 2007. Mr. Wang served as Senior Director at Lam Research where his responsibilities included new product introduction, system integration, field escalation and management of regional teams from 1996 to 2001. Mr. Wang also worked for IBM’s Microelectronics Division where he as Senior Engineer/ Manager led advanced packaging materials, process development and marketing organizations. Mr. Wang is a member of IEEE and SEMI Taiwan Packaging and Test Committee and holds 45 US patents. He received his Ph.D. and MSc from the University of Michigan and Bachelor of Science degree from Fu Jen University.

Edward Lee joined ChipMOS TECHNOLOGIES INC. as vice president of ITM Center in August 2014. Prior to joining ChipMOS TECHNOLOGIES INC., he was the group CIO of AVerMedia Technologies group from September 2010 to August 2014, the Practice Director of Oracle Taiwan Consulting Services from February 2002 to December 2009, the vice president of Picoway Technologies from September 2000 to February 2002 and Senior Manager of HP Taiwan from September 1988 to December 2000. Mr. Lee graduated from National Cheng Kung University in Taiwan with the bachelor’s degree in Industrial Management and master’s degree in Transportation Management Science.

Jennifer Chen has served as ChipMOS TECHNOLOGIES INC.’s vice president of human resource management center since June 2014. She was the head of human resource management center of ChipMOS TECHNOLOGIES INC. since 2002. She served at ChipMOS TECHNOLOGIES INC.’s human resource management center since 1997. Miss Chen holds a bachelor’s degree of business management of Soochow University in Taiwan.

Wan-Hua Wu joined ChipMOS TECHNOLOGIES INC. as vice president of new product development management center since November 2014. He was a vice president of assembly and power product line in Sigurd from 2004 to 2013. He was a president in Sigurd Wuxi from 2007 to 2008. He was an executive vice president of assembly and testing in Vate from 2001 to 2004. He was a director of engineering in Amkor Taiwan from 1998 to 2001. He was the department head of R&D and QRA in Siliconware Precision Industries Co., Ltd. from 1992 to 1998. He was a senior engineer of assembly in TI Taiwan from 1989 to 1992. Mr. Wu holds a bachelor’s degree in Mechanical engineering of National Taiwan University of Science and Technology and a master’s degree of management of National Chiao Tung University in Taiwan.

D.Y. Tsai has served as ChipMOS TECHNOLOGIES INC.’s vice president of QRA Center since June 2014. He served as the head of QRA Center of ChipMOS TECHNOLOGIES INC. since 2009. He was the department head and division head of the quality service of ChipMOS TECHNOLOGIES INC. from 2004 to 2009. Mr. Tsai holds a master degree from the graduate school of mining, metallurgy and material science of National Cheng Kung University in Taiwan.

C.F. Huang has served as ChipMOS TECHNOLOGIES INC.’s vice president of wafer sort production group since June 2014. He was the senior division head of ChipMOS TECHNOLOGIES INC.’s Wafer Sort Production Division from 2013 to 2014. Prior to that, he was in charge of ChipMOS TECHNOLOGIES INC.’s Wafer Sort Engineering Division. He joined ChipMOS TECHNOLOGIES INC. as deputy manager of Wafer Sort Equipment Section in 1997. He was an equipment engineer in Mosel Vitelic Inc. from 1989 to 1997. He received his master’s degree in Executive MBA from the College of Technology Management, Tsing Hua University in Taiwan.

Leo Lin has been the head of LCDD Sales Account Division of ChipMOS TECHNOLOGIES INC. since June 2014. He has served as one of sales section manager of ChipMOS TECHNOLOGIES INC. since December 1999. He holds a bachelor’s degree in Industrial Engineering of National Tsing Hua University and a master of Industrial Engineering from the graduate school of Yuan Ze University in Taiwan.

Paul Yang has joined ThaiLin Semiconductor Corp. as executive vice president responsible for memory and mixed-signal operation since September 2014. Before joining ThaiLin Semiconductor Corp., he was the CEO of Infinet Group which is owned by Spirox Technology from April 2012 to December 2013. He was the vice president of Spirox Technology Corp in 2011, and a special assistant to Chairman and CEO of WIN Semiconductor from August 2009 to August 2010. He was the president and CEO of Global Testing Corporation from March 2004 to October 2008. He worked at Semiconductor Test Group of Agilent Technologies from November 1999 to February 2004 and was the general manager of Agilent Semiconductor Test Group China and Korea. Mr. Yang holds a master’s degree from the graduate school of electrical engineering of National Cheng Kung University in Taiwan.

Major Shareholders

The following table sets out certain information as of March 31, 2015 regarding the ownership of the Common Shares by (1) each person known to the Company to be the owner of more than five percent of the outstanding Common Shares and (2) the total amount owned by the directors and executive officers of the Company as a group.

Identity of person or group	Number of Common Shares of par value US$0.04 each owned	Percentage Owned
Baupost Group LLC/MA (1)	3,283,235	11.5
Directors and executive officers, as a group (2)	445,925	1.6

(1)	According to the Schedule 13F filed by Baupost Group LLC/MA with the Securities and Exchange Commission on February 13, 2015.
(2)	Excludes exercisable/vested options of the Common Shares and Mosel Vitelic Inc.’s beneficial ownership of the Common Shares which may be considered to be beneficially held by some of the Company’s directors or officers. Includes shares held by certain family members of certain directors.

As of March 31, 2015, approximately 93% of the Common Shares of the Company were held of record by shareholders located in the United States. All holders of the Common Shares of the Company have the same voting rights with respect to their shares.

Proposal No. 2. Appointment of Independent Auditors

On May 12, 2015, Moore Stephens CPA Limited (prior to January 1, 2015, known as Moore Stephens), has given the Board of Directors of the Company a letter intending to retire as the independent auditors of the Company with effect from the close of this Annual General Meeting, subject to the approval by the shareholders of the appointment of successors as the new independent auditors of the Company. At the recommendation of the Audit Committee and the Board of Directors of the Company, it is proposed that PricewaterhouseCoopers, Taiwan be appointed as the new independent auditors of the Company with effect from the close of this Annual General Meeting to hold office until the close of the next annual general meeting of the Company. The Company is submitting this appointment of independent auditors for shareholders to approve at the Annual General Meeting and proposing the Audit Committee of the Company be authorized to determine PricewaterhouseCoopers, Taiwan’s remuneration.

A representative of Moore Stephens CPA Limited will be present at the Annual General Meeting and will be available to respond to appropriate questions from shareholders.

If the appointment of PricewaterhouseCoopers, Taiwan as the independent auditors of the Company is not approved by the shareholders, Moore Stephens CPA Limited, as the independent auditors of the Company prior to the Annual General Meeting, will remain as the independent auditors of the Company until Moore Stephens CPA Limited resigns, retires from the close of business of the 2016 AGM or is being removed from such position and another independent auditors are duly appointed.

Audit Fees

The table below summarizes the aggregate fees that the Company paid or accrued for services provided by Moore Stephens and Moore Stephens CPA Limited for the years ended December 31, 2013 and 2014.

	2013	2014
	NT$	NT$
	(In thousands)

Audit Fees	9,247	9,480
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,283	—

Total	10,530	9,480

Audit Fees. This category includes the audit of the annual financial statements of the Company and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. For 2013 and 2014, this category primarily include the audit of the Company’s financial statements and the Company’s internal control over financial reporting contained in the Annual Report on Form 20-F.

Audit-Related Fees. This category includes fees reasonably related to the performance of the audit or review of the financial statements of the Company and not included in the category of Audit Fees (described above).

Tax Fees. This category includes aggregate fees for respective years for services relating to tax compliance, advice and planning.

All Other Fees. This category includes aggregate fees for respective years for services other than the services included in the above. For 2013, the fees incurred under this category are primarily the fees for services received relating to Company’s transaction with respect to the application of ChipMOS TECHNOLOGIES INC. listing on the Taiwan Stock Exchange.

All non-audit services are pre-approved by the Audit Committee on a case-by-case basis. Accordingly, the Company has not established any pre-approval policies and procedures.

All audit services that Moore Stephens and Moore Stephens CPA Limited (from January 1, 2015) were engaged to carry out after May 6, 2003, the effective date of revised Rule 2-01(c) (7) of Regulation S-X entitled “Audit Committee Administration of the Engagement” on strengthening requirements regarding auditor independence, were pre-approved by the Audit Committee.

The Board of Directors recommends a vote “FOR” the appointment of PricewaterhouseCoopers, Taiwan, as the independent auditors of the Company with effect from the close of the annual general meeting to hold office until the close of the next annual general meeting and the authorization to the Audit Committee of the Company to determine their remuneration.

OTHER MATTERS

Other Matters

At the date hereof, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual General Meeting. If other matters properly come before the Annual General Meeting, the persons named in the accompanying form of proxy card will vote in accordance with their best judgment with respect to such matters.

2016 Annual General Meeting of Shareholders of the Company (“2016 AGM”)

The Company hereby notifies its shareholders that the 2016 AGM is schedule to be held on the last Friday in August that is a business day in New York, Taipei and Bermuda, unless otherwise determined by the Board of Directors.

Shareholder Proposals for 2016 AGM

As a foreign private issuer, the Company is not subject to Regulation 14A under the U.S. Securities Exchange Act of 1934, including Rule 14a-8 thereunder. As a result, any Shareholder wishing to present proposals for inclusion in the proxy materials to be distributed by the Company in connection with the 2016 AGM must comply with the provisions of the Company’s Bye-law 46 and applicable Bermuda law.

In accordance with the Company’s Bye-law 46, in order for any proposals to be properly brought before the 2016 AGM, a shareholder or shareholders qualified to propose a matter must deliver a notice of the matter the shareholder wishes to present to the Secretary of the Company at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, Republic of China, not less than 75 nor more than 90 days prior to the date of the 2016 AGM; provided, however, that if the date of the 2016 AGM is first publicly announced or disclosed (in a public filing or otherwise) less than 85 days prior to the date of the 2016 AGM, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Any shareholder who gives notice of any proposal shall deliver the proposal to the Secretary of the Company with a brief statement in writing of the reasons why he or she favors the proposal. Information as to such shareholder’s name and address, the number of Common Shares beneficially owned by such shareholder and any material interest of such shareholder in the proposal (other than as a shareholder) shall also be provided. Any shareholder who wishes to nominate a person to be elected as a director shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number of Common Shares beneficially owned by such person, such person’s signed consent to serve as a director if elected, such shareholder’s name and address and the number of Common Shares beneficially owned by such shareholder.

The Companies Act 1981 of Bermuda (as amended) provides that the Company, on the requisition in writing of shareholders of record representing either: (a) five percent of the total voting rights of all shareholders eligible at the date of the requisition to vote at the general meeting of the Company, or (b) not less than one hundred registered shareholders, is required to give to shareholders of the Company entitled to receive notice of the next annual general meeting any resolution which may be properly moved at that meeting; and/or circulate to shareholders of the Company entitled to have notice of any general meeting, a statement with respect to any matter referred to in a proposed resolution at that meeting. The requisition must be signed by the requisitionists and must be deposited at the registered office of the Company, in the case of requisition requiring notice of resolution, at least six weeks before the annual general meeting; and in the case of any other requisition, not less than one week prior to the meeting. In each case, the shareholders proposing the requisition must deposit with the Company funds reasonably sufficient to meet the Company’s expenses.

By Order of the Board of Directors,

/s/ Yu-Chiao Su
Yu-Chiao Su
Secretary

Hsinchu, Taiwan

Dated: July 14, 2015